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                                                                    EXHIBIT 12.1
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                      Saks Incorporated and Subsidiaries
                      Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)

                                              39 Weeks     39 Weeks      52 Weeks      52 Weeks
                                                Ended        Ended         Ended         Ended
                                             October 31,   November 1,   January 31,   February 1,
Ratio of Earnings to Fixed Charges              1998(A)      1997          1998           1997
----------------------------------           -----------  ------------  ------------  ------------
EARNINGS:
 Pre-tax income (loss) from continuing
      operations and before
      extraordinary items and
      cumulative effect of changes
      in accounting methods                     (91,271)     93,026         221,811       144,576

 Fixed charges                                  124,993     128,976         172,321       157,227
 Preferred stock dividends                           -           -               -         (1,305)
 Capitalized interest                            (4,178)     (4,760)         (6,297)       (2,803)
                                           ------------   ---------      ----------    ----------

        Total Earnings                           29,544     217,242         387,835       297,695
                                           ============   =========      ==========    ==========

FIXED CHARGES:
 Interest expense                                76,425      86,876         113,685       114,881
 Capitalized interest                             4,178       4,760           6,297         2,803
 Portion of rental expense (one-third)           44,390      37,340          52,339        38,238
 Preferred stock dividends                           -           -               -          1,305
                                           ------------   ---------      ----------    ----------

        Total Fixed Charges                    124,993      128,976         172,321       157,227
                                           ============   =========      ==========    ==========

 Ratio of Earnings to Fixed Charges                0.2          1.7             2.3           1.9
                                           ============   =========      ==========    ==========

                                                          Fiscal Year    Fiscal Year   Fiscal Year
                                                             Ended          Ended         Ended
                                                          February 3,    January 28,   January 29,
                                                             1996           1995          1994(B)
                                                          -----------    ----------    ----------

EARNINGS:
 Pre-tax income (loss) from continuing
      operations and before extraordinary
      items and cumulative effect of changes
      in accounting methods                                    51,239       132,563      (366,980)

 Fixed charges                                                180,224       152,935       129,616
 Preferred stock dividends                                     (3,197)       (2,777)            -
 Capitalized interest                                          (2,920)       (2,571)       (1,567)
                                                          -----------    ----------    ----------


        Total Earnings                                        225,346       280,150      (238,931)
                                                          ===========    ==========    ==========
FIXED CHARGES:
 Interest expense                                             141,725       117,065        99,205
 Capitalized interest                                           2,920         2,571         1,567
 Portion of rental expense (one-third)                         32,383        30,522        28,844
 Preferred stock dividends                                      3,197         2,777             -
                                                          -----------    ----------    ----------

        Total Fixed Charges                                   180,225       152,935       129,616
                                                          ===========    ==========    ==========


 Ratio of Earnings to Fixed Charges                               1.3           1.8             -
                                                          ===========    ==========    ==========

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(A) For the 39 week period ended October 31, 1998, the Company reported a pre-
tax loss from continuing operations of $91,271, primarily due to merger charges and balance sheet restructuring charges of approximately $177,000 incurred in the third quarter related to its acquisition of Saks Holdings, Inc.

(B) For the fiscal year ended January 29, 1994, the Company reported a pre-tax loss from continuing operations of $366,980 due to Saks reporting a pre-tax loss of $231,283 as well as Carson Pirie Scott filing for and emerging from Chapter 11 bankruptcy during fiscal 1993. Net income after extraordinary items and changes in accounting methods for fiscal 1993 was $230,091. The ratio of earnings to fixed charges calculation for fiscal year ended January 29, 1994, indicated a fixed charge coverage deficiency of $368,547.